Exhibit 12

                               Pharmos Corporation

       Statement of Computation of Shortfall of Earnings to Fixed Charges
                             and Preferred Dividends

                                                       Year ended December 31,                       Nine months ended September 30,
                                                       -----------------------                       -------------------------------
                                    1996           1997          1998          1999           2000          2000         2001
                                    ----           ----          ----          ----           ----          ----         ----
Net Loss                        $(8,077,210)  $ (8,233,547)  $(4,663,347)  $(4,618,190)  $ (7,984,202)  $(4,276,235)  $(7,113,894)
Extraordinary Items                      --        416,248            --            --             --            --            --
Embedded dividends                       --     (1,952,767)     (642,648)           --             --            --            --
Preferred stock dividends                --       (240,375)     (242,295)      (22,253)            --            --            --
                                -----------   ------------   -----------   -----------   ------------   -----------   -----------
Net Loss applicable to common
   shareholders                  (8,077,210)   (10,010,441)   (5,548,290)   (4,640,443)    (7,984,202)   (4,276,235)   (7,113,894)
                                -----------   ------------   -----------   -----------   ------------   -----------   -----------

Fixed charges:
 Interest expense (including
   amortization of the debt
   discount)                         71,595         17,346         9,946        30,525      2,360,085       438,578     1,277,553
Interest component of net
   rents(1)                         290,211        239,821       146,328       136,641        109,749        83,333        87,500
                                -----------   ------------   -----------   -----------   ------------   -----------   -----------

Total Shortfall                 $(8,439,016)  $(10,267,608)  $(5,704,564)  $(4,807,609)  $(10,454,036)  $(4,798,146)  $(8,478,947)
                                ===========   ============   ===========   ===========   ============   ===========   ===========



(1) The Interest component of net rents is estimated to be one-third of rent expense